EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	anna.delrosario@altera.com

ALTERA ANNOUNCES FIRST QUARTER RESULTS

San Jose, Calif., April 27, 2006 — Altera Corporation (Nasdaq: ALTR) today announced first quarter 2006 sales of $292.8 million, up 4% from the fourth quarter of 2005 and 11% from the first quarter of 2005. New product sales increased 28% sequentially and were up 173% from the prior year’s first quarter.

First quarter 2006 net income, on a generally accepted accounting principles (GAAP) basis, was $58.7 million, $0.16 per diluted share, compared with net income of $63.8 million, $0.17 per diluted share, in the first quarter of 2005. Non-GAAP net income, excluding the effects of stock-based compensation expense, was $73.0 million, $0.20 per diluted share, in the first quarter of 2006.

Altera repurchased 2.2 million shares of its common stock during the quarter at a cost of $43.7 million. Altera ended the quarter with $1.3 billion in cash and investments.

“Led by Stratix® II FPGAs, all of our new programmable devices set new sales records. Our new products were up more than 28% sequentially and drove Altera’s first quarter sales growth. Based on cumulative sales, we remain the market-leading supplier of FPGAs introduced since 2002,” said John Daane, president, chief executive officer, and chairman of the board. “We began shipping the 90-nm Stratix II GX FPGA family in March, ahead of schedule. We expect that the rest of the family will also arrive sooner than originally planned. We have met or exceeded our initial customer delivery commitments on all of our 90-nm device families, which further strengthens customer relationships and our competitive position.”

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Several recent accomplishments mark the company’s continuing progress:

•	Stratix II GX FPGAs — the company’s third-generation FPGAs with embedded serial transceivers — are now shipping. The newly-introduced EP2SGX90E device is part of a complete programmable solution aimed at the growing number of applications requiring high-speed serial interconnect. This 90-nm family uses the same ground-breaking architecture found in Stratix II FPGAs and delivers transceiver speeds up to 6.375 Gbps with best-in-class signal integrity and significantly lower power consumption than competing alternatives. Altera’s rigorous development methodology, using test chips and stable fabrication processes, enables the Stratix II GX family to be yet another 90-nm FPGA introduced either on-time or ahead of schedule. Altera expects that the entire family will be available with fully production-qualified devices before year end.

•	General Dynamics C4 Systems has chosen Altera’s Cyclone™ II and MAX® II devices for applications that are part of the U.S. Department of Defense’s Joint Tactical Radio System (JTRS) Cluster 5 design. Altera’s selection for this program demonstrates Altera’s growing success at penetrating a wider array of military applications. The JTRS program utilizes a software-defined radio approach to develop flexible communications capabilities to support joint military deployments. Altera’s Nios® II processor and the Cyclone II device’s digital signal processing (DSP) capability deliver a high degree of functionality in a small space which reduces weight, form factor, and power consumption — all critical requirements for the JTRS Cluster 5 applications. In addition, the flexibility of Altera’s programmable solutions enables the engineering of advanced functions in shorter time than alternatives like DSP processors and application specific integrated circuits (ASICs). As commercial off-the-shelf solutions become a larger element in military system designs, Altera is increasingly supplying the defense industry with the same flexible low-cost programmable technology enjoyed by commercial systems designers.

•	Today’s manufacturers are often confronted with the need for innovation and competitive differentiation as they develop competitively-priced electronic systems. For high-density logic applications, Altera offers a unique solution — a flexible FPGA for development and a seamless migration to a low-cost HardCopy® structured ASIC for production. NTT Electronics’ high-definition video-over-Internet-protocol set top box is one of the latest examples of this approach. Developed using a Stratix FPGA, these set top boxes will use HardCopy devices for production. The HardCopy device, which employs Altera’s Nios processor, offloads several key functions from the CPU and performs video processing, encryption, picture insertion, and Internet protocol communications. This Altera-based solution dramatically reduces development time and engineering effort. Altera is the only programmable logic company with this integrated FPGA-to-structured-ASIC approach which strengthens the company’s FPGA position while simultaneously creating additional structured ASIC sales.

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Business Outlook for the Second Quarter 2006

Altera provides guidance on both a GAAP and a non-GAAP basis, excluding stock-based compensation expenses. Inclusion of stock-based compensation charges in GAAP-based operating expense adds significantly to the volatility of actual versus expected expense due to volatility in our stock price, which we cannot predict. Additionally, these forecasts assume that the impact of the company’s non-qualified deferred compensation plan will be nil.

	GAAP	Non-GAAP
Sequential Sales Growth	7% to 10%	—
Gross Margin	65% to 67%	—
Research and Development	$69 million	$61 million
SG&A	$74 million	$64 million
Other Income	$11 million	—
Tax Rate	15%	17%

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter of 2006. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be issued in a press release available after the market close on May 30.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense, or other financial items discussed in the Business Outlook section of this press release. Investors are cautioned that all forward-looking statements in

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this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix II, Stratix II GX, Cyclone II, MAX II, and HardCopy device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Use of Non-GAAP Financial Information

This release and accompanying financial tables present non-GAAP financial information excluding non-cash stock-based compensation expense and related tax effects. These non-GAAP measures are not in accordance with or an alternative for generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Altera believes that the use of these non-GAAP measures, when shown in conjunction with corresponding GAAP-based measures, provides useful information to management and investors regarding financial and business trends relating to Altera’s financial condition and results of operations. Altera management uses these non-GAAP measures, in addition to the corresponding GAAP measures, to review Altera’s financial performance. Non-GAAP reporting represents relevant and useful information that is widely used by financial analysts, investors and other interested parties in our industry. Altera’s management believes this presentation is useful to investors in evaluating performance on a basis that is consistent and comparable with periods prior to the adoption of SFAS 123(R). Since stock-based compensation expense will not require cash payment by the company, the company’s non-GAAP presentation, that excludes these expenses, may be a useful measure of the company’s performance. A reconciliation between GAAP and non-GAAP financial results is provided on page 5 of this release.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to more than 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

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ALTERA CORPORATION

GAAP AND NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED
	Mar. 31 2006			Dec. 30 2005	Apr. 1 2005
	GAAP (2)	Adjustments (1)	Non-GAAP (2)	GAAP (2)	GAAP (2)
Net sales	$292,830	$—	$292,830	$281,910	$264,822
Cost of sales	97,106	(523)	96,583	93,817	83,890

Gross margin	195,724	523	196,247	188,093	180,932

Operating expenses:
Research and development	62,857	(7,924)	54,933	53,593	51,389
Selling, general, and administrative	76,249	(10,466)	65,783	58,343	54,334

Total operating expenses	139,106	(18,390)	120,716	111,936	105,723

Income from operations	56,618	18,913	75,531	76,157	75,209
Interest and other income, net	12,433	—	12,433	10,945	4,498

Income before income taxes	69,051	18,913	87,964	87,102	79,707
Provision for income taxes	10,358	4,588	14,946	17,420	15,941

Net income	$58,693	$14,325	$73,018	$69,682	$63,766

Net income per share:
Basic	$0.16		$0.20	$0.19	$0.17

Diluted	$0.16		$0.20	$0.19	$0.17

Shares used in computation:
Basic	359,479		359,479	362,047	372,881

Diluted	367,003		367,003	366,753	379,443

Tax rate	15.0%		17.0%	20.0%	20.0%
% of Net Sales:
Gross margin	66.8%		67.0%	66.7%	68.3%
Research and development	21.5%		18.8%	19.0%	19.4%
Selling, general, and administrative	26.0%		22.5%	20.7%	20.5%
Income from operations	19.3%		25.8%	27.0%	28.4%
Net income	20.0%		24.9%	24.7%	24.1%

Notes:

(1)	Adjustments consist of non-cash stock-based compensation expenses and related tax effects.
(2)	The GAAP and Non-GAAP income statements above include amounts related to our Nonqualified Deferred Compensation Plan (NQDC Plan). The Plan had gains of $2.3 million and $0.9 million, respectively, for the three month periods ended March 31, 2006 and December 30, 2005 and a loss of $1.2 million for the three month period ended April 1, 2005. Gains or (losses) were included in interest and other income, as well as operating expenses. There was no net impact in any period presented on income before income taxes or net income arising from this plan.

	THREE MONTHS ENDED
NQDC Impact (In Millions)	Mar. 31 2006	Dec. 30 2005	Apr. 1 2005
Increase/(Decrease) in R&D Expense	$0.9	$0.4	$(0.4)
Increase/(Decrease) in SG&A Expense	1.4	0.5	(0.8)

Increase/(Decrease) in Interest and other income	$2.3	$0.9	$(1.2)

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Mar. 31 2006	Dec. 30 2005
Assets

Current assets:
Cash and short-term investments	$1,087,546	$1,166,588
Accounts receivable, net	169,957	80,509
Inventories	66,766	70,711
Deferred compensation plan assets	66,487	61,567
Other current assets	114,577	115,826

Total current assets	1,505,333	1,495,201
Long-term investments	172,328	115,965
Property and equipment, net	171,307	165,999
Deferred income taxes and other assets, net	48,798	45,616

	$1,897,766	$1,822,781

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$224,296	$234,849
Deferred compensation plan obligations	66,487	61,567
Deferred income and allowances on sales to distributors	280,833	258,285

Total current liabilities	571,616	554,701
Capital lease obligations	3,678	3,871
Stockholders’ equity	1,322,472	1,264,209

	$1,897,766	$1,822,781

Key Ratios & Information

Current Assets/Current Liabilities	3:1	3:1
Liabilities/Equity	1:2	1:2
Annualized YTD Return on Equity	18%	21%
Quarterly Depreciation Expense	$7,070	$7,038
Quarterly Capital Expenditures	$12,378	$7,665
Annualized Sales per Employee	$487	$498
Number of Employees	2,451	2,361
Inventory MSOH (a): Altera	2.1	2.3
Inventory MSOH (a): Distribution	1.4	1.4
Days Sales Outstanding	53	26

(a)	MSOH: Months Supply On Hand

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q1’06	Q4’05	Q1’05	Q-Q Growth	Y-Y Growth
Geography
North America	26%	26%	24%	6%	18%

Europe	25%	24%	27%	9%	4%
Japan	25%	24%	25%	8%	10%
Asia Pacific	24%	26%	24%	-7%	11%

International	74%	74%	76%	3%	8%

Total	100%	100%	100%	4%	11%

Product Category
New	13%	11%	5%	28%	173%
Mainstream	36%	36%	29%	2%	35%
Mature & Other	51%	53%	66%	1%	-13%

Total	100%	100%	100%	4%	11%

Market Segment
Communications	44%	43%	41%	6%	18%
Industrial	33%	33%	31%	5%	20%
Computer & Storage	10%	9%	11%	13%	-2%
Consumer	13%	15%	17%	-11%	-17%

Total	100%	100%	100%	4%	11%

FPGAs and CPLDs
FPGA	71%	71%	69%	5%	14%
CPLD	19%	20%	21%	0%	0%
Other	10%	9%	10%	8%	7%

Total	100%	100%	100%	4%	11%

Product Category Description

Category	Products
New	Stratix II, Stratix II GX, Cyclone II, MAX II, and HardCopy devices

Mainstream	Stratix, Stratix GX, Cyclone, and MAX 3000A

Mature & Other	Classic, MAX 7000, MAX 7000A, MAX 7000B, MAX 7000S, MAX 9000, FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, FLEX 10KE, APEX 20K, APEX 20KE, APEX 20KC, APEX II, ACEX 1K, Mercury, Excalibur, configuration and other devices, intellectual property cores, and software and other tools

Note: Effective January 2006, the product classification (new, mainstream and mature & other) has changed. All prior period data has been adjusted to conform to the current classification. Data calculated under both the new and former classification are available in the investor relations section of the company’s website at http://www.altera.com/corporate/ir/financials/product/irs-repchange.html.

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